Exhibit (a)(4)

SIRENZA MICRODEVICES, INC.
Voluntary Stock Option Exchange Program
Notice to Change Election
From Accept to Reject

I previously received a copy of the Offer to Exchange, the memorandum from Robert Van Buskirk dated August 20, 2002 and an Election Form. I signed and returned the Election Form in which I elected to accept Sirenza Microdevices, Inc.’s (“Sirenza”) offer to exchange (the “Offer”) some or all of my eligible options (as defined in the Offer to Exchange) granted under the Sirenza Microdevices, Inc. amended and restated 1998 Stock Plan (the “1998 Stock Plan”). I now wish to change that election and reject Sirenza’s Offer to exchange my eligible options. I understand that by signing this Notice and delivering it to Stock Administration, Attn: Susan Ocampo, Treasurer for receipt by 5:00 p.m. Pacific Daylight Time on September 18, 2002, I will be able to withdraw my acceptance of the Offer and reject the Offer to exchange eligible options.

I understand that in order to reject the Offer, I must sign, date and deliver this notice via fax (fax # (408) 739-0952) or hand delivery to Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, California 94085 for receipt by 5:00 p.m. Pacific Daylight Time on September 18, 2002.

I understand that by rejecting the Offer to exchange eligible options, I will not receive any new options pursuant to the Offer and I will keep the options that I have. These existing eligible options will continue to be governed by the 1998 Stock Plan and by the existing option agreements between Sirenza and me.

I understand that I may change this election, and once again accept the Offer, by submitting a new Election Form to Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, California 94085 for receipt by 5:00 p.m. Pacific Daylight Time on September 18, 2002.

I have read and followed the Instructions attached to this Notice and by signing this Notice I understand that I am bound by the additional terms and conditions set forth in the Instructions attached hereto.

I have signed this Notice and printed my name exactly as it appears on the Election Form.

I do not accept the Offer to exchange any eligible options.

Employee Signature	National Insurance/Social Security/Social Insurance/National ID/Tax File Number

Employee Name (Please Print)	Date and Time

Home or Work Address

RETURN TO STOCK ADMINISTRATION, ATTN: SUSAN OCAMPO, TREASURER
NO LATER THAN 5:00 P.M. PACIFIC DAYLIGHT TIME ON SEPTEMBER 18, 2002
VIA FAX AT (408) 739-0952 OR HAND DELIVERY

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Notice to Change Election From Accept to Reject.

A properly completed and executed original of this Notice to Change Election From Accept to Reject (or a faxed copy of it), and any other documents required by this Notice to Change Election From Accept to Reject, must be received by Sirenza Microdevices, Inc., Stock Administration, Attn: Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, California 94085 either via hand delivery or via fax (fax # (408) 739-0952) by 5:00 p.m. Pacific Daylight Time on September 18, 2002 (the “Expiration Date”), or if the Offer is extended, before the extended expiration of the Offer.

The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by Sirenza at the address or fax number listed above. In all cases, you should allow sufficient time to ensure timely delivery.

Although by submitting a Notice to Change Election From Accept to Reject you have withdrawn your tendered eligible options from the Offer, you may change your mind and re-accept the Offer until the Expiration Date. Tenders of options made through the Offer may be made at any time before the Expiration Date. If the Offer is extended by Sirenza beyond such time, you may tender your eligible options at any time until the extended expiration of the Offer. To change your mind and elect to participate in the Offer, you must deliver a new signed and dated Election Form (or a faxed copy of the Election Form) with the required information to Sirenza, while you still have the right to participate in the Offer. Your eligible options will not be properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of the new Election Form following the procedures described in the Instructions to the Election Form.

If you do not wish to withdraw all your tendered eligible options from the Offer, you should not fill out this Notice to Change Election From Accept to Reject. If you wish to change your election with respect only to particular eligible options, you should submit a new Election Form instead. To change your election regarding particular tendered eligible options while continuing to elect to participate in the Offer, you must deliver a new signed and dated Election Form, with the required information, following the procedures described in the Instructions to the Election Form before the Expiration Date or, if the Offer is extended, before the extended expiration of the Offer. Upon the receipt of a new, properly signed and dated Election Form, any previously submitted Election Form or Notice to Change Election From Accept to Reject will be disregarded and will be considered replaced in full by the new Election Form.

By signing this Notice to Change Election From Accept to Reject (or a faxed copy of it), you waive any right to receive any notice of the withdrawal of the tender of your eligible options, except as provided for in the Offer to Exchange.

2.	Signatures on This Notice to Change Election From Accept to Reject.

If this Notice to Change Election From Accept to Reject is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.

If this Notice to Change Election From Accept to Reject is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Sirenza of the authority of that person so to act must be submitted with this Notice to Change Election From Accept to Reject.

3.	Other Information on This Notice to Change Election From Accept to Reject.

In addition to signing this Notice to Change Election From Accept to Reject, you must print your name and indicate the date and time at which you signed. You must also include a home or work address and your identification number, such as your social security number, tax identification number or national identification number, as appropriate.

4.	Requests for Assistance or Additional Copies.

Questions about the Offer or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Notice to Change Election From Accept to Reject may be directed to Susan Ocampo, Treasurer, 522 Almanor Avenue, Sunnyvale, California 94085 telephone number (408) 616-5402.

5.	Irregularities.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of this withdrawal from the Offer will be determined by Sirenza in its sole discretion. Sirenza’s determinations shall be final and binding on all parties. Sirenza reserves the right to reject any or all Notices to Change Election From Accept to Reject that Sirenza determines not to be in proper form or the acceptance of which may, in the opinion of Sirenza’s counsel, be unlawful. Sirenza also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the Notice to Change Election From Accept to Reject, and Sirenza’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No Notice to Change Election From Accept to Reject will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with Notices to Change Election From Accept to Reject must be cured within the time as Sirenza shall determine. Neither Sirenza nor any other person is or will be obligated to give notice of any defects or irregularities in Notices to Change Election From Accept to Reject, and no person will incur any liability for failure to give any such notice.

Important: The Notice to Change Election From Accept to Reject (or a faxed copy of it) together with all other required documents must be received by Sirenza, on or before the Expiration Date.

6.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced in the Offer to Exchange, including the memorandum from Robert Van Buskirk dated August 20, 2002 before deciding to participate in the Offer.

7.	Important Tax Information.

You should refer to Section 16 of the Offer to Exchange, which contains important U.S. federal income tax information. If you live or work outside the United States, you should refer to Section 17 for a discussion of tax consequences that may apply to you.